Exhibit 99.2
July 18, 2008
Re: Termination of the Clear Channel Nonqualified Deferred Compensation Plan
Dear Clear Channel NQ Plan Participant:
As previously announced, BT Triple Crown Merger Co., Inc. will merge with and into Clear Channel Communications, Inc., and Clear Channel will be the surviving corporation and will become an indirect subsidiary of CC Media Holdings, Inc. (the “Merger”). The Merger will constitute a “Change in Control” as defined in the Clear Channel Communications, Inc. Nonqualified Deferred Compensation Plan (the “NQ Plan”). The Merger is contingent on shareholder approval of the transaction at a special meeting of the Company’s shareholders on July 24, 2008, and the satisfaction of other closing conditions. Upon consummation of the Merger, the NQ Plan and all substantially similar arrangements, by its terms, will be terminated as of the Merger closing date and all Participants’ account balances shall become fully vested and shall be paid to the Participants in a single lump sum as soon as administratively feasible following the Merger closing date.
Clear Channel holds certain assets in a trust, which is generally subject to the claims of its creditors, to serve as a source of funds from which it can meet its benefit obligations under the NQ Plan (the “NQ investment funds”). As soon as administratively feasible following the termination of the NQ Plan, but no later than six weeks after termination, the NQ Plan investment funds will be converted to cash. Once all of the NQ investment funds are converted to cash, your vested account under the NQ Plan will be distributed. You will receive a check from Fidelity Investments based upon your NQ Plan account balance. Assuming the Merger is approved and the other closing conditions are satisfied, we anticipate the closing date of the Merger will be July 30, 2008. We anticipate that you should receive your check on or before the week of September 8, 2008. However, the actual distribution date will depend on a number of factors, including the Merger closing date.
Fidelity will deduct the Federal and State withholding taxes (if applicable) from your distribution amount. Federal tax will be withheld at the rate of 25% (35% if your year-to-date total supplemental pay from all Clear Channel sources exceeds $1 million). For 2008 taxes, you will receive an IRS Form W-2 statement in early 2009. NQ plan distributions are not eligible for rollover into any other tax-deferred plan. No early withdrawal penalties will apply.
If you have directed amounts that are held in your NQ plan accounts to the Company Stock Fund, which consists of deemed investments in Company stock, this Notice also is to inform you that, in connection with the Merger and the termination of the NQ Plan, you will be unable to direct new funds or to direct or diversify existing account balances to the Company Stock Fund or obtain a distribution with respect to amounts notionally invested in the Company Stock Fund prior to the Change in Control distribution date. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning as well as your overall financial plan.